UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 23, 2022 (May 20, 2022)

Date of Report (Date of earliest event reported)

Lionheart Acquisition Corporation II

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4218 NE 2nd Avenue, Miami, FL	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 573-3900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one Redeemable Warrant	LCAPU	The Nasdaq Capital Market LLC
Class A Common Stock, par value $0.0001 per share	LCAP	The Nasdaq Capital Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	LCAPW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On May 10, 2022, Lionheart Acquisition Corporation II, a Delaware corporation (“LCAP” or the “Company”) announced that it would issue approximately 1,029,000,000 new warrants, each to purchase one share of Class A Common Stock for an exercise price of $11.50 per share (the “New Warrants”), conditioned upon the consummation of any redemptions by the Company's stockholders and the closing (the "Closing") of the previously announced business combination (the "Business Combination") contemplated by that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as amended, the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, each limited liability company set forth on Schedule 2.1(a) to the MIPA (the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the MIPA (the “Members”), and John H. Ruiz, as the representative of the Members. As previously announced, the New Warrants will be issued to holders of the Company's Class A common stock, par value $0.0001, on the close of business on the date of Closing (such date, the “Closing Date”), after giving effect to the waiver of the right to receive New Warrants by the Members, on behalf of themselves and any of their designees.

Following the Closing, the Company’s Class A Common Stock will cease trading on the Nasdaq Capital Market (“Nasdaq CM”) under the symbol “LCAP” (CUSIP 53625R104), and begin trading on Nasdaq Global Market (“Nasdaq GM”) under the symbol “MSPR” (CUSIP 553745100) and the Company’s warrants, each to purchase one share of Class A Common Stock at $11.50 per share (the “Existing Warrants”), will cease trading on the Nasdaq CM under the symbol “LCAPW” and begin trading on Nasdaq GM under the symbol “MSPRZ” rather than continuing to trade under “LCAPW” as previously planned.

As previously announced by the Company on May 10, 2022, upon this conversion, holders of Class A Common Stock traded under “LCAP” immediately prior to the Closing that did not elect for such shares to be redeemed (such shares, the “Continuing Shares”) in connection with the Business Combination, will be entitled to receive New Warrants in an amount equal to the product of (a) the number of Continuing Shares held by such holder multiplied by (b) 118 (the “New Warrant Ratio”) (which represents 118.109463483458, the quotient calculated as (a) 1,029,000,000 divided by (b) (i) the aggregate number of shares of Class A Common Stock expected to be outstanding as of the close of business on the Closing Date less (ii) any shares of Class A Common Stock held by any Member or any of their respective designees who may receive Closing Equity Consideration (as defined in the MIPA) as of the close of business on the Closing Date, with such quotient then rounded down to the nearest whole number), to be issued as soon as practicable following the Closing, which is currently estimated to be 10 days following the Closing. Additionally, the Units of the Company trading on Nasdaq CM under the symbol “LCAPU,” each comprised of one share of Class A Common Stock and one-half of one Existing Warrant, will be split into their component parts and for each Unit, holders will receive one share of Class A Common Stock trading under the ticker symbol “MSPR” and one-half of one Existing Warrant (with any fractional warrant rounded down) in addition to the right to receive New Warrants in an amount equal to the product of (a) the number of Units held multiplied by (b) the New Warrant Ratio.

On May 20, 2022, the Company issued a press release in respect of the New Warrants, a copy of which is attached hereto as Exhibit 99.1.

About MSP Recovery

Founded in 2014, MSP Recovery has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries against responsible parties. MSP Recovery provides the healthcare industry with comprehensive compliance solutions, while innovating technologies designed to help save lives. For more information, visit: www.msprecovery.com.

About LCAP

Lionheart Acquisition Corporation II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, visit: www.LCAP2.com.

Item 9.01	Financial Statement and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
99.1	Press Release dated May 20, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2022

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Chairman, President and Chief Executive Officer

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